Exhibit 99.1

Incyte and Pharmasset Enter into a Collaborative Licensing

Agreement for a Phase II HIV Drug

Wilmington, DE and Atlanta, GA – September 8, 2003 – Incyte Corporation (Nasdaq: INCY) and Pharmasset, Ltd. announced today that they have entered into a collaborative licensing agreement to develop and commercialize the antiretroviral drug Reverset™, also known as RVT, D-D4FC or DPC-817, which is currently in Phase IIa clinical development for the treatment of human immunodeficiency virus (HIV) infections under an approved US FDA Investigational New Drug (IND) application. Incyte will pay Pharmasset an upfront payment as well as performance milestone payments and future royalties on net sales in exchange for exclusive rights in the U.S., Europe and certain other markets to develop, manufacture and market the drug. Pharmasset will retain marketing and commercialization rights in certain territories, including South America, Mexico, Africa, the Middle East, Korea and China.

Reverset is an oral, once-a-day nucleoside analog that targets the HIV-1 and HIV-2 reverse transcriptase. Preclinical studies indicate that Reverset inhibits replication of wild type and mutant strains of HIV commonly seen after treatment with zidovudine (ZDV) and lamivudine (3TC), including strains that exhibit the M184V mutation. These studies also suggest that Reverset does not produce mitochondrial toxicity, a common side effect associated with certain nucleoside reverse transcriptase inhibitor (NRTI) therapies that can lead to fairly serious and life-threatening bone marrow suppression.

In a Phase I ascending-single dose, pharmacokinetic and safety study in 56 HIV-1 infected male volunteers, the drug was well tolerated with mild adverse events occurring no more frequently with drug than with placebo.

Pharmasset is currently conducting a 10-day dose-escalating Phase II clinical trial of Reverset for HIV infection. This trial involves treatment naïve HIV patients. A second Phase II trial using Reverset, in combination with other antiretroviral agents in drug-experienced individuals, is expected to begin in early 2004.

Paul Friedman, M.D., Incyte’s chief executive officer, stated, “The scientific community has made great strides in developing effective new HIV therapies; however, there remains a critical need for new therapies that address the drug resistance which often occurs after exposure to first-generation HIV drugs. Additionally, there is a growing incidence of transmission of resistant HIV in treatment naïve patients. Data from preclinical and clinical studies of Reverset suggest it may be a useful and convenient HIV treatment, particularly among patients who are resistant to standard HIV therapies. We look forward to continuing the clinical development of Reverset with Pharmasset, confirming its therapeutic value and to seeking marketing clearance once pivotal studies are completed.”

Abel De La Rosa, Ph.D., Pharmasset’s Senior Vice President of Business and Scientific Development, stated, “We are pleased to enter into this collaborative agreement with Incyte. Through the combined expertise and resources of our scientific and clinical management teams, Pharmasset and Incyte will work to accelerate the development of Reverset to rapidly transform this potent drug into a viable once-a-day treatment option for patients infected with HIV.”

About Pharmasset

Pharmasset (www.pharmasset.com) is an antiviral and anticancer drug discovery, development, and commercialization company. Pharmasset is committed to the development of novel, patentable, proprietary chemical agents, primarily nucleosides, as treatments for life-threatening diseases, such as HIV, hepatitis viruses and cancers. Pharmasset currently guides the preclinical and clinical development of its proprietary small molecule technologies up to Phase II/III clinical trials.

About Incyte

Incyte is a drug discovery company that is using its expertise in genomics, medicinal chemistry and molecular, cellular and in vivo biology to discover and develop novel therapeutics. The company has three internal drug discovery programs underway focused primarily on the identification of new small molecule drugs for cancer and inflammation.

Incyte believes it has the largest compilation of information regarding full-length human genes and the proteins they encode and also the largest commercial portfolio of issued U.S. patents covering such genes and proteins. This information and intellectual property has become increasingly valuable for the identification of new research targets and to the discovery and development of new drugs and diagnostics. Incyte uses, licenses and sells this information and intellectual property to many of the world’s leading pharmaceutical and biotechnology companies and academic research centers to help them create novel, more effective therapies and diagnostics.

Incyte is headquartered in Palo Alto, California and also has facilities in Wilmington, Delaware, Beverly, Massachusetts, Cambridge, UK and Tokyo, Japan.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding early scientific results that suggest that Reverset may evolve as an effective HIV treatment, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the results of further research and outcome of pivotal studies, the impact of competition and of technological advances and the ability of Incyte to compete against parties with greater financial or other resources, unanticipated delays, unanticipated cash requirements, Incyte’s ability to obtain patent protection for its discoveries, including without limitation those relating to Reverset, and to continue to be effective in expanding its patent coverage, and other risks detailed from time to time in Incyte’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2003. Incyte disclaims any intent or obligation to update these forward-looking statements.